Exhibit 99


       MemberWorks Announces Proposed Private Offering of $75 Million of
                     Convertible Senior Subordinated Notes

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 22, 2003--MemberWorks Incorporated (Nasdaq: MBRS) announced today it intends to offer, subject to market conditions and other factors, $75 million of convertible senior subordinated notes ("Notes") due 2010. MemberWorks also expects to grant the initial purchasers in this offering a 30-day option to purchase up to an additional $15 million of Notes. The Notes are convertible at the option of the holder prior to maturity into shares of MemberWorks common stock at a conversion price to be determined. Beginning in October 2008, MemberWorks may redeem some or all of the Notes.
    MemberWorks intends to use the net proceeds from the offering to fund the purchase price for up to 500,000 shares of its common stock that will be repurchased simultaneously with or after the issuance of the Notes, as well as for general corporate purposes, including mergers and acquisitions and additional repurchases of MemberWorks' common stock under its buyback program.
    The Notes will only be sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended ("the Securities Act"). The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of June 30, 2003, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345